UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2011 (April 21, 2011)

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Nevada	001-34378	87-0638750
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation or organization)

445 Park Avenue, 10th Floor, New York, New York 10022
(Address of principal executive offices)

(212) 307-3568
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐      Written communications pursuant to Rule 425 under the Securities Act
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 21, 2011, the Company completed its acquisition (the “Acquisition”) of Sunite Right Banner Shengyuan Oil and Gas Technology Development Co. Limited (“Shengyuan”), a company organized and operating under the laws of the People’s Republic of China (“PRC”) in accordance with the Share Transfer Agreement, dated as of January 19, 2011, by and among the Company’s subsidiary, Song Yuan North East Petroleum Technical Services Co., Ltd. (“Songyuan Technical”) and the shareholders of Shengyuan, and in accordance with the Share Issuance Agreement, dated as of January 19, 2011 by and among the Company, Bellini Holdings Management Ltd., a company organized and existing under the laws of the British Virgin Islands (“Bellini”) and the shareholders of Bellini. As a result of the Acquisition, Shengyuan is now a subsidiary of Songyuan Technical. Shengyuan has exclusive oilfield exploration and drilling rights to the Durimu oilfield in Inner Mongolia.

Pursuant to the terms of the Share Transfer Agreement and the Share Issuance Agreement, the Company, through its subsidiary Songyuan Yu Qiao Oil and Gas Development Co., Ltd., will pay the former Shengyuan shareholders cash in the amount of RMB 70,000,000 and the Company will issue to Bellini, a company owned by the former Shengyuan shareholders, a total of 5.8 million shares of the Company’s Common Stock.

A copy of the Company’s press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Audited financial statements of Shengyuan as of December 31, 2009 and 2010, and for period/year ended December 31, 2009 and 2010 are attached hereto as Exhibit 99.1 and are incorporated by reference herein.

(b)	Pro Forma Financial Information

As required by Item 9.01 of Form 8-K, within 71 days after the date hereof, the Company will prepare and file with the SEC an amendment to this Form 8-K that includes the pro forma financial information prepared pursuant to Regulation S-X of the Securities Exchange Act for the periods specified in Rule 3.05(b)(2) or Rule 8-04(b) thereunder.

(d)	Exhibits
Exhibit	Exhibit Description
99.1	Audited financial statements of Shengyuan as of December 31, 2009 and 2010, and for period/year ended December 31, 2009 and 2010.
99.2	Press Release by China North East Petroleum Holdings Limited dated April 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

Date: April 26, 2011	By:	/s/ Jingfu Li
Jingfu Li
Acting Chief Executive Officer